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INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Multi-State Limited Maturity Municipal Series Trust:


We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 33-50417 of our report dated September 10, 1998 appearing in the annual report to shareholders of the Merrill Lynch Multi-State Limited Maturity Municipal Series Trust for the year ended July 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


Deloitte & Touche LLP
Princeton, New Jersey

November 20, 1998